      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                        REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       TEXAS GAS TRANSMISSION CORPORATION
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                                   61-0405152
           (State or other jurisdiction of                                    (I.R.S. Employer
           incorporation or organization)                                    Identification No.)

                             3800 FREDERICA STREET
                           OWENSBORO, KENTUCKY 42301
                                 (502) 926-8686
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                             ---------------------
                           WILLIAM G. VON GLAHN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                    Copy to:

                             KEITH L. KEARNEY, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED            PER UNIT             PRICE(1)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................          (2)                  (2)              $200,000,000           $60,607
===============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee.
(2) Not applicable pursuant to Form S-3 General Instruction II.D under the Securities Act of 1933.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1997
PROSPECTUS

                       TEXAS GAS TRANSMISSION CORPORATION
                                  $200,000,000
                                DEBT SECURITIES

                             ---------------------

     Texas Gas Transmission Corporation (the "Company") may offer and sell from time to time in one or more series unsecured debentures, notes, or other evidences of indebtedness ("Debt Securities") with an initial offering price not to exceed $200,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Debt Securities, including the (a) specific designation, rights and restrictions, and the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate, and time of payment of interest, and any conversion, exchange, redemption, or sinking fund provisions, and (b) initial public offering price, listing on any securities exchange, any other specific terms in connection with the offering of the Debt Securities, and the agents, dealers, or underwriters, if any, to be utilized in connection with the sale of the Debt Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities other than the Debt Securities described in the accompanying Prospectus Supplement.

                             ---------------------

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                             ---------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer, or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, ("Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 ("Form 10-Q"), filed by the Company with the Commission under the Exchange Act are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Texas Gas Transmission Corporation, 3800 Frederica Street, Owensboro, Kentucky 42301, Attention: General Counsel, (502) 926-8686.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company is not required to publish annual and quarterly reports to holders of Debt Securities. The Company's annual report on Form 10-K containing audited financial statements will be provided to holders of Debt Securities upon request.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVERALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON ANY EXCHANGES ON WHICH THE DEBT SECURITIES ARE LISTED, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is an interstate natural gas transmission company that owns and operates a natural gas pipeline system originating in the Louisiana Gulf Coast area and in East Texas and running generally north and east through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky, and Indiana and into Ohio, with smaller diameter lines extending into Illinois. The Company's direct market area encompasses eight states in the South and Midwest and includes the Memphis, Tennessee; Louisville, Kentucky; Cincinnati and Dayton, Ohio; and Indianapolis, Indiana, metropolitan areas. The Company also has indirect market access to the Northeast through interconnections with unaffiliated pipelines. The Company's transmission activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and under the Natural Gas Policy Act of 1978.

     The Company was formerly a wholly owned, indirect subsidiary of Transco Energy Company, which The Williams Companies, Inc. ("Williams") acquired on January 18, 1995. Following the acquisition, direct ownership of the Company was transferred to Williams.

     The Company was incorporated in Delaware in 1945. The Company's principal executive offices are located at 3800 Frederica Street, Owensboro, Kentucky 42301 (telephone: (502) 926-8686).

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including repayment of outstanding debt. The Company anticipates that it may raise additional funds from time to time through debt financings, including sale of additional Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

                   POST-ACQUISITION                                        PRE-ACQUISITION
-------------------------------------------------------   --------------------------------------------------
                    FOR THE YEAR       FOR THE PERIOD     FOR THE PERIOD             FOR THE YEARS
FOR THE QUARTER         ENDED         JANUARY 18, 1995,   JANUARY 1, 1995          ENDED DECEMBER 31,
ENDED MARCH 31,     DECEMBER 31,       TO DECEMBER 31,    TO JANUARY 17,    --------------------------------
    1997(A)             1996                1995               1995         1994          1993          1992
---------------   -----------------   -----------------   ---------------   ----   ------------------   ----
  8.51                  4.33                3.10                (b)         2.97          3.49          3.42

---------------

     (a) Based on current rate structure, the Company experiences higher operating income in the first and fourth quarters as compared to the second and third quarters.

     (b) Earnings were inadequate to cover fixed charges for the period January 1, 1995 to January 17, 1995, by $1.4 million.

     For the purpose of this ratio: (i) earnings consist of income or loss before fixed charges and income taxes for the Company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.

                            SELECTED FINANCIAL DATA

     The following income statement, balance sheet, and cash flow data for the quarter ended March 31, 1997, have been derived from the Company's unaudited, consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, incorporated herein by reference. The income statement and cash flow data for the years 1994 through 1996 and the balance sheet data for 1995 and 1996 have been derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. The income statement and cash flow data for 1993 and 1992 and the balance sheet data for 1994, 1993, and 1992 set forth below have been derived from audited financial statements of the Company previously filed with the Commission but not incorporated by reference. The acquisition of Transco Energy Company and its subsidiaries, including the Company, by Williams was accounted for by using the purchase method of accounting. Accordingly, the purchase price was "pushed down" and included in the following selected data beginning January 18, 1995, which affects the comparability of the post-acquisition and pre-acquisition financial data. The selected financial data should be read in conjunction with such financial statements, the notes thereto, and the related management's narrative analysis of the results of operations.

                                                         POST-ACQUISITION                            PRE-ACQUISITION
                                          ----------------------------------------------   ------------------------------------
                                             FOR THE                     FOR THE PERIOD    FOR THE PERIOD         FOR THE
                                             QUARTER      FOR THE YEAR     JANUARY 18,       JANUARY 1,         YEARS ENDED
                                              ENDED          ENDED           1995 TO           1995 TO          DECEMBER 31,
                                            MARCH 31,     DECEMBER 31,    DECEMBER 31,       JANUARY 17,     ------------------
                                              1997            1996            1995              1995         1994   1993   1992
                                          -------------   ------------   ---------------   ---------------   ----   ----   ----
                                                      (MILLIONS OF DOLLARS)
Income Statement Data:
  Operating revenues....................      $108            $360            $323               $19         $410   $465   $464
  Operating income (loss)...............      $ 42            $ 81            $ 62               $(1)        $ 72   $ 82   $ 76
  Common stock equity in net income
    (loss)..............................      $ 24            $ 46            $ 28               $(3)        $ 32   $ 39   $ 41
Net cash provided by (used in) operating
  activities............................      $ 27            $ 85            $154               $(6)        $ 13   $ 43   $ 79

                                                       POST-ACQUISITION                         PRE-ACQUISITION
                                          ------------------------------------------    --------------------------------
                                                                DECEMBER 31,                      DECEMBER 31,
                                          MARCH 31,     ----------------------------    --------------------------------
                                             1997           1996            1995         1994         1993         1992
                                          ----------    ------------    ------------    ------    ------------    ------
                                                    (MILLIONS OF DOLLARS)
Balance Sheet Data:
  Property, plant & equipment-net.......    $  892         $  894          $  899       $  656       $  662       $  674
  Total assets..........................    $1,293         $1,307          $1,398       $1,055       $1,132       $1,140
  Long-term debt, less current
    maturities(i).......................    $  253         $  254          $  256       $  246       $   99       $  248
  Common stockholder's equity...........    $  684         $  685          $  745       $  613       $  607       $  603

---------------

(i) For financial statement reporting purposes, a $100 million current debt obligation has been classified as noncurrent at March 31, 1997, and December 31, 1996, based on the Company's intent and ability to refinance on a long-term basis.

                                    BUSINESS

PIPELINE SYSTEM AND CUSTOMERS

     The Company's natural gas pipeline system, having a mainline delivery capacity of approximately 2.8 billion cubic feet (Bcf) of gas per day, is composed of approximately 6,000 miles of mainline and branch transmission pipelines and 32 compressor stations having a sea-level-rated capacity totaling approximately 549,000 horsepower. The Company owns and operates natural gas storage reservoirs in 10 underground storage fields located on or near its pipeline system and/or market areas.

     The Company transports natural gas to customers in Louisiana, Arkansas, Mississippi, Tennessee, Kentucky, Indiana, Illinois, and Ohio and to customers in the Northeast served indirectly by the Company. The Company transports gas for approximately 133 distribution companies and municipalities for resale to residential, commercial, and industrial users and provides transportation services to approximately 102 industrial customers located along the system. The Company has transportation contracts with approximately 559 shippers. Transportation shippers include distribution companies, municipalities, intrastate pipelines, direct industrial users, electrical generators, marketers, and producers. In 1996, the Company did not have any customer accounting for more than ten percent of total operating revenues. The Company's firm transportation agreements are generally long-term agreements with various expiration dates and account for the major portion of the Company's business. Additionally, the Company offers interruptible transportation and storage services under agreements that are generally short term.

OPERATING STATISTICS

     The following table summarizes the Company's total system delivery data for the periods shown (expressed in trillion British thermal units [TBtu]):

                                                QUARTER               YEAR ENDED
                                                 ENDED               DECEMBER 31,
                                               MARCH 31,    ------------------------------
                                                 1997       1996         1995        1994
                                               ---------    -----    ------------    -----
System Deliveries............................    226.2      794.5       693.3        807.4
                                                 =====      =====       =====        =====
Average Daily Transportation Volumes.........      2.5        2.2         1.9          2.2
Average Daily Firm Reserved Capacity.........      2.7        2.1         2.0          2.1

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute senior debt of the Company and will be issued under an indenture (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture and the Debt Securities does not purport to be complete, and such summary is subject to the detailed provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as "Offered Debt Securities." The Indenture does not contain any covenant or provision that affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in the Indenture are summarized as follows:

          "Attributable Debt" means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at a rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended).

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (i) intangible assets; (ii) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (iii) reserves.

          "Funded Indebtedness" means any Indebtedness that matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise.

          "Holder" means, in general, a Person in whose name the Debt Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness that is for money borrowed from others.

          "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

          "Principal Property" means any natural gas pipeline, gathering property, or natural gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries; provided that "Principal Property" shall not include (i) production and proceeds from production from gas processing plants or oil or natural gas or petroleum products in any pipeline or storage field and (ii) any property acquired or constructed by any Subsidiary of the Company after December 31, 1996.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     The Indenture does not limit the amount of Debt Securities, debentures, notes, or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior obligations of the Company and will rank pari passu with all existing and future unsubordinated and unsecured obligations of the Company.

     The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the specific designation, aggregate principal amount, purchase price, and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity;
(iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption or sinking fund provisions;
(viii) whether the Offered Debt Securities will be issuable in registered or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of Offered Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a Person who is not a United States Person (as defined in the Prospectus Supplement) in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places, and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Liens. The Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest, or encumbrance ("mortgage") of, or upon any property of the Company or any Subsidiary without effectively providing that the Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are purchase money mortgages; preexisting mortgages on any property acquired by the Company or a Subsidiary and mortgages on any property acquired or constructed by the Company or a Subsidiary and created within one year after completion of such acquisition or construction; mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company or existing on property at the time of acquisition thereof; and other mortgages not permitted by clauses (a) -
(y) of Section 3.6 therein in an aggregate amount which, at the time of incurrence and together with the Attributable Debt in respect of sale and lease-back transactions permitted by paragraph (a) of Section 3.7, does not exceed five percent of Consolidated Net Tangible Assets. (Section 3.6)

     Limitation on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, nor will it permit any Subsidiary to, sell and lease back for more than three years any Principal Property acquired or placed into service more than 180 days before such lease arrangement, unless (a) the lessee would be entitled to incur Indebtedness secured by a mortgage on such Principal Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the Debt Securities issued thereunder or (b) the Company retires Funded Indebtedness or causes Funded Indebtedness to be retired within 90 days of the effective date of such sale and lease-back transaction equal to the net proceeds of such sale. This limitation does not apply to sale and lease-back transactions (i) relating to industrial development or pollution control financing or (ii) involving only the Company and any Subsidiary or Subsidiaries, nor are such transactions included in any computation of Attributable Debt. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into sale and lease-back transactions so long as the total consolidated Attributable Debt in respect of such transactions does not exceed five percent of Consolidated Net Tangible Assets. (Section 3.7)

     Consolidation, Merger, Conveyance of Assets. The Indenture provides, in general, that the Company will not consolidate with or merge into any other corporation or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, unless the corporation formed by such consolidation or into which the Company is merged or the Person that acquires such assets shall expressly assume the Company's obligations under the Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.1)

EVENTS OF DEFAULT

     In general, an Event of Default is defined under the Indenture with respect to Debt Securities of any series issued under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration, or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series unless otherwise provided; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series (other than a covenant a default in whose performance, or whose breach, is dealt with otherwise below); provided, however, that the occurrence of any of the events described in this clause (c) shall not constitute an Event of Default if such occurrence is the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency, or reorganization of the Company. (Section 4.1)

     In general, the Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause
(c) is with respect to less than all series of Debt Securities then outstanding) occurs, either the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (voting as one class) issued under the Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency, and reorganization of the Company shall have occurred and be continuing, the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under the Indenture and then outstanding (voting as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the Holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding (voting as one class). (Sections 4.1 and 4.10)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under the Indenture before proceeding, at the request of such Holders, to exercise any right or power under the Indenture. (Section 5.2) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (voting as one class) issued under the Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 4.9)

     In general, the Indenture provides that no Holder of Debt Securities issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of principal or interest on or after the due date provided) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding. (Sections 4.6, 4.7, and 4.9)

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below. (Section 9.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in United States dollars, United States Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture at any time ("defeasance"). Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by Sections 3.6, 3.7, and 8.1, (which contain the covenants described above limiting liens, sale and lease-back transactions, consolidations, mergers, and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in United States dollars, United States Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the United States Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law).

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act of 1939")) without the consent of the Holders to, in general: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the Holders; (e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 7.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of all series issued under the Indenture then outstanding and affected (voting as one class) to, in general, add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. (Section 7.2)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company and its affiliates maintain ordinary banking relationships and with which the Company and its affiliates maintain credit facilities.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Bearer Debt Securities (including Bearer Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any Bearer Debt Securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Debt Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Debt Securities. Moreover, Bearer Debt Securities (other than temporary global Debt Securities and Bearer Debt Securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(ii)) and any coupons appertaining thereto will not be delivered in definitive form nor will any interest be paid on any Bearer Debt Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii) stating that on such date such Bearer Debt Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Debt Securities through a foreign branch of a United States financial institution and who holds the Bearer Debt Security through such financial institution through such date (and in either case (a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the United States Internal Revenue Code, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and such financial institution certifies that it has not acquired the Bearer Debt Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     Bearer Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or United States person holding through such a financial institution) who holds a Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange, or redemption of such Bearer Security and will not be eligible for capital gain treatment with respect to any gain recognized on such sale, exchange, or redemption.

     As used herein, "United States person" means any person who is, for United States federal income tax purposes, a citizen, national, or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Debt Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Offered Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Offered Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect thereof. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Offered Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-K at December 31, 1996 and 1995, and for the year ended December 31, 1996, and for the periods from January 18, 1995, to December 31, 1995, and from January 1, 1995 to January 17, 1995, have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1994, by Arthur Andersen LLP, independent public accountants, as set forth in their respective reports included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance and upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and schedules of the Company included in or incorporated by reference in any documents filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such independent auditors as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 24,331 shares of Williams' Common Stock and also has exercisable options to purchase an additional 34,182 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit, or proceeding in which he is made party by reason of his being an officer of Williams. Williams also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the offering described in this Registration Statement:

                                                              APPROXIMATE
                                                                AMOUNT
                                                              -----------
Securities and Exchange Commission registration fee.........   $ 60,607
Printing and engraving expenses.............................   $ 50,000
Accounting fees.............................................   $ 50,000
Blue Sky fees and expenses (including legal fees)...........   $ 15,000
Legal fees and expenses.....................................   $ 30,000
Trustee's fees and expenses (including legal fees)..........   $ 12,000
Miscellaneous expenses......................................   $ 22,393
                                                               --------
          TOTAL.............................................   $240,000
                                                               ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of his being or having been a director, officer, employee, or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with certain directors and certain officers of the Company providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Form of Underwriting Agreement.
           1.2           -- Form of Distribution Agreement.
           4.1           -- Form of Indenture.
           4.2           -- Form of Floating Rate Note.
           4.3           -- Form of Fixed Rate Note.
           4.4           -- Form of Debenture.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *4.5           -- Certificate of Incorporation of the Company (filed as
                            Exhibit 3.1 to the Company's Form 10-K for the year ended
                            December 31, 1987).
          *4.6           -- By-laws of the Company (filed as Exhibit 3.2 to the
                            Company's Form 10-K for the year ended December 31,
                            1995).
           5             -- Opinion and consent of counsel of The Williams Companies,
                            Inc., relating to the validity of the Debt Securities.
         *10.1           -- Indenture dated July 1, 1992, between the Company and
                            Chase Manhattan Bank, Trustee, relating to 9 5/8% Notes,
                            due 1997 (filed as Exhibit 4.2 to Form 8-K, dated July
                            14, 1992).
         *10.2           -- Indenture dated April 11, 1994, between the Company and
                            Chase Manhattan Bank, Trustee, relating to 8 5/8% Notes,
                            due 2004 (filed as Exhibit 4.2 to Form 8-K, dated April
                            13, 1994).
         *10.3           -- U.S. $1,000,000,000 Amended and Restated Credit
                            Agreement, dated as of December 20, 1996, among Williams
                            and certain of its subsidiaries, and the lenders named
                            therein and Citibank, N.A., as agent (filed as Exhibit
                            4(c) to Form 10-K for the fiscal year ended December 31,
                            1996 of The Williams Companies, Inc.).
          12             -- Computation of Ratio of Earnings to Fixed Charges.
          23.1           -- Consent of Ernst & Young LLP.
          23.2           -- Consent of Arthur Andersen LLP.
          23.3           -- Consent of counsel (contained in Exhibit 5).
          24.1           -- Power of Attorney.
          24.2           -- Certified copy of resolution authorizing signatures
                            pursuant to power of attorney.
          25             -- Statement of Eligibility and Qualification on Form T-1
                            for the Indenture.

---------------

* Such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

  ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 16th day of May, 1997.

                                            TEXAS GAS TRANSMISSION
                                              CORPORATION
                                            (Registrant)

                                            By:    /s/ REBECCA H. HILBORNE
                                              ----------------------------------
                                                     Rebecca H. Hilborne
                                                       Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ KEITH E. BAILEY*                   Chairman of the Board
-----------------------------------------------------
                   Keith E. Bailey

                /s/ BRIAN E. O'NEILL*                  President & Chief Executive
-----------------------------------------------------  Officer (principal executive
                  Brian E. O'Neill                     officer) and Director

                 /s/ E. JACK RALPH*                    Vice President, Treasurer, &
-----------------------------------------------------  Controller (principal financial
                    E. Jack Ralph                      officer and principal accounting
                                                       officer) and Director

                 /s/ KIM R. COCKLIN*                   Director
-----------------------------------------------------
                   Kim R. Cocklin
               /s/ GARY D. LAUDERDALE*                 Director
-----------------------------------------------------
                 Gary D. Lauderdale

               /s/ NORRIS E. MCDIVITT*                 Director
-----------------------------------------------------
                 Norris E. McDivitt

               /s/ LEWIS A. POSEKANY*                  Director
-----------------------------------------------------
                  Lewis A. Posekany

                /s/ FRANK M. SEMPLE*                   Director
-----------------------------------------------------
                   Frank M. Semple

             *By /s/ REBECCA H. HILBORNE
   -----------------------------------------------
                 Rebecca H. Hilborne
                  Attorney-in-Fact

                                                            May 16, 1997

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                            DESCRIPTION
  -------                            -----------

    1.1      -- Form of Underwriting Agreement.
    1.2      -- Form of Distribution Agreement.
    4.1      -- Form of Indenture.
    4.2      -- Form of Floating Rate Note.
    4.3      -- Form of Fixed Rate Note.
    4.4      -- Form of Debenture.
   *4.5      -- Certificate of Incorporation of the Company (filed as
                Exhibit 3.1 to the Company's Form 10-K for the year ended
                December 31, 1987).
   *4.6      -- By-laws of the Company (filed as Exhibit 3.2 to the
                Company's Form 10-K for the year ended December 31,
                1995).
    5        -- Opinion and consent of counsel of The Williams Companies,
                Inc., relating to the validity of the Debt Securities.
  *10.1      -- Indenture dated July 1, 1992, between the Company and
                Chase Manhattan Bank, Trustee, relating to 9 5/8% Notes,
                due 1997 (filed as Exhibit 4.2 to Form 8-K, dated July
                14, 1992).
  *10.2      -- Indenture dated April 11, 1994, between the Company and
                Chase Manhattan Bank, Trustee, relating to 8 5/8% Notes,
                due 2004 (filed as Exhibit 4.2 to Form 8-K, dated April
                13, 1994).
  *10.3      -- U.S. $1,000,000,000 Amended and Restated Credit
                Agreement, dated as of December 20, 1996, among Williams
                and certain of its subsidiaries, and the lenders named
                therein and Citibank, N.A., as agent (filed as Exhibit
                4(c) to Form 10-K for the fiscal year ended December 31,
                1996 of The Williams Companies, Inc.).
   12        -- Computation of Ratio of Earnings to Fixed Charges.
   23.1      -- Consent of Ernst & Young LLP.
   23.2      -- Consent of Arthur Andersen LLP
   23.3      -- Consent of counsel (contained in Exhibit 5).
   24.1      -- Power of Attorney.
   24.2      -- Certified copy of resolution authorizing signatures
                pursuant to power of attorney.
   25        -- Statement of Eligibility and Qualification on Form T-1
                for the Indenture.

---------------

* Such exhibits have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.